WUERSCH & GERING LLP
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March 3, 1999

Industry Leaders Fund
104 Summit Ave
Summit, NJ 07901

Ladies and Gentlemen:

We have acted as counsel to the Industry Leaders Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the creation of the Trust and the issuance of shares of beneficial interest in the Trust (the "Shares"). Capitalized terms used herein and not herein defined are used as defined in the Trust Instrument of the Trust dated January 20,1999 (the "Governing Instrument").

In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on December 13, 1995, (the "Certificate"); the Governing Instrument; the By-laws of the Trust; the resolutions of the Trustees of the Trust prepared for adoption at the Trustees' January 20, 1999 special meeting; the Trust's Registration Statement under the Securities Act of 1933 on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on September 4, 1998 (the "Registration Statement"); the Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Commission on December 4, 1998; the Pre-Effective Amendment No. 2 to the Registration Statement contemplated to be filed with the Commission on or about the date hereof; and a certification of good standing of the Trust obtained as of a recent date from the State Office.

In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Trust Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Trust Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series and Classes of Trust Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument);
(iii) that appropriate notation of the names and addresses of, the number of Trust Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Trust Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under the Governing Instrument; (v) that the Trust had or will become a registered investment company under the 1940 Act within 180 days following the first issuance of beneficial interests by the Trust; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et. seq.; and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified except as herein referenced.

No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities laws including, without limitation, the 1940 Act. Further, we express no opinion on the sufficiency or accuracy of any registration or offering material relating to the Trust or the Trust Shares. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of the Delaware Business Trusts Act, Title 12, ss. ss. 3801-3822 (the "Delaware Business Trust Act"), and Delaware General Corporation Law (the "Delaware General Corporation law" and collectively with the Delaware Business Trust Act, the "laws of the State of Delaware"), it is our opinion that:

1. The Trust is a duly created and validly existing business trust in good standing under the laws of the State of Delaware.

2. The Shares, as and when issued to Shareholders, in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable shares of a beneficial interest in the Trust.

3. Under the laws of the State of Delaware and the terms of the Governing Instrument, subject to the limitation in the following paragraph, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the Delaware General Corporation Law; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust.

We note that, pursuant to the Management Agreement, dated January 20, 1999, between the Trust and Claremont Investment Partners, L.L.C. ( the "Adviser") and in further accordance with Section 2.06(b) of the Governing Instrument, the Adviser has agreed to assume and pay for all expenses incurred in the operation of the Trust except for obligations of the Trust under a plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Fee") and the management fee (the "Management Fee"), each as set forth in the Trust's registration statement, as amended from time-to-time and as filed and in effect with the Securities and Exchange Commission. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, while fees and charges other than the 12b-1 Fee and the Management Fee are not currently contemplated to be assessed upon Shareholders, the Trustees have reserved the power under Section 2.06(b) to cause
Shareholders, or Shareholders of a particular Series or Class, to pay the liabilities of the Trust attributable to that Series or Class, and all expenses, costs, charges, related obligations, setoffs and reserves attributable to that Series or Class.

We hereby consent to the filing of a copy of this opinion with the Commission together with a pre-effective amendment to the Registration Statement to be filed on or about the date hereof. In addition, we hereby consent to the reference of our firm as Counsel in such pre-effective amendment to the Registration Statement on Form N-1A. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion set forth above is expressed solely for your benefit in connection with the transactions contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/  WUERSCH & GERING LLP

WUERSCH & GERING LLP